As filed with the Securities and Exchange Commission on March 31, 2023
1933 Act Registration No. 333-04999
1940 Act Registration No. 811-07645
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM N-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
POST-EFFECTIVE AMENDMENT NO. 36
And
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
AMENDMENT NO. 142
Lincoln National Variable Annuity Account L
(Exact Name of Registrant)
Group Variable Annuity I, II & III
THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
(Name of Depositor)
1301 South Harrison Street
Post Office Box 1110
Fort Wayne, Indiana 46801
(Address of Depositor’s Principal Executive Offices)
Depositor’s Telephone Number, Including Area Code: (260) 455-2000
Craig T. Beazer, Esquire
The Lincoln National Life Insurance Company
150 North Radnor Chester Road
Radnor, PA 19087
(Name and Address of Agent for Service)
Copy to:
Scott C. Durocher, Esquire
The Lincoln National Life Insurance Company
350 Church Street
Hartford, Connecticut 06103
Approximate Date of Proposed Public Offering: Continuous

EXPLANATORY NOTE
This Post-Effective Amendment No. 36 to the Registration Statement on Form N-4 (File No. 333-04999) of Lincoln National Variable Annuity Account L (the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of updating Item 27(l)(1) of Part C of the Registration Statement. Accordingly, this Post-Effective Amendment No. 36 consists only of a facing page, this explanatory note, and Part C of the Registration Statement on Form N-4 setting forth the exhibits to the Registration Statement. This Post-Effective Amendment No. 36 does not modify any other part of the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 36 shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

PART C - OTHER INFORMATION
Item 27. Exhibits
The Post-Effective Amendment does not amend or delete the currently effective Prospectus(es) or Statement(s) of Additional Information or supplements to the Prospectus(es), or any other part of the Registration Statement except as specifically noted herein. (The contents of the Registration Statement are hereby incorporated by reference.)
The following exhibits correspond to those required by paragraph b of item 27 as to exhibits in Form N-4:
(l)Other Opinions.
(1) Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm filed herein.

SIGNATURES

(a) As required by the Securities Act of 1933 and the Investment Company Act of 1940, each Registrant certifies that it meets the requirements of Securities Act Rule 485(b) for effectiveness of these registration statements and has caused these Post-Effective Amendments to the registration statements to be signed on its behalf, in the City of Hartford and State of Connecticut on the 27th day of March, 2023 at 4:32 pm.

Lincoln National Variable Annuity Account C

Lincoln National Variable Annuity Account L

Lincoln National Variable Annuity Account Q

(Registrants)

/s/John D. Weber
By
John D. Weber
Vice President
The Lincoln National Life Insurance Company

a) As required by the Securities Act of 1933 and the Investment Company Act of 1940, each Registrant certifies that it meets the requirements of Securities Act Rule 485(b) for effectiveness of these registration statements and has caused these Post-Effective Amendments to the registration statements to be signed on its behalf, in the City of Hartford and State of Connecticut on the 27th day of March, 2023 at 5:37 pm.

The Lincoln National Life Insurance Company

(Depositor)

/s/Ralph R. Ferraro
By
Ralph R. Ferraro
(Signature-Officer of Depositor)
Senior Vice President, The Lincoln National Life Insurance Company

Lincoln National Variable Annuity Account C (File No.: 811-03214)

333-267957 (Amendment No. 1)	033-25990 (Amendment No. 66)
333-112927 (Amendment No. 31)	333-179107 (Amendment No. 15)

Lincoln National Variable Annuity Account L (File No.: 811-07645)

333-04999 (Amendment No. 36)	333-187072 (Amendment No. 12)	333-187069 (Amendment No. 12)
333- 187070 (Amendment No. 12)	333-187071 (Amendment No. 12)	333- 198911(Amendment No. 9)
333- 198912 (Amendment No. 9)	333-198913 (Amendment No. 9)	333-198914 (Amendment No. 9)

Lincoln National Variable Annuity Account Q (File No.: 811-08569)

333-43373 (Amendment No. 31)

(b) As required by the Securities Act of 1933 and the Investment Company Act of 1940, these Amendments to the registration statements have been signed by the following persons in their capacities indicated on March 27, 2023 at 4:32 pm.

Signature	Title

*/s/Ellen G. Cooper
Ellen G. Cooper	President and Director

*/s/Christopher M. Neczypor
Christopher M. Neczypor	Executive Vice President, Chief Financial Officer and Director

*/s/Craig T. Beazer
Craig T. Beazer	Executive Vice President, General Counsel and Director

*/s/Eric B. Wilmer
Eric B. Wilmer	Assistant Vice President and Director

*/s/Jayson R. Bronchetti
Jayson R. Bronchetti	Executive Vice President, Chief Investment Officer and Director

*/s/Adam M. Cohen
Adam M. Cohen	Senior Vice President and Chief Accounting Officer

/s/John D. Weber
* By
John D. Weber
Attorney-in-Fact, pursuant to a Power-
of-Attorney filed with this Registration
Statement